March 11, 2008

Mr. Reed Krakoff
37 Beekman Place
New York, NY 10022

Re:	Employment Agreement Amendment

Dear Reed:

This Letter Agreement confirms the understanding reached between you and Coach, Inc., a Maryland corporation (the “Company”), regarding the terms of your continued employment with the Company. This Letter Agreement constitutes an amendment to that certain Employment Agreement by and between you and the Company dated as of June 1, 2003 (the “2003 Employment Agreement”), as subsequently amended by that certain Letter Agreement between you and the Company dated August 22, 2005 (the “2005 Letter Agreement” and, collectively with the 2003 Employment Agreement, the “Employment Agreement”). Capitalized terms used in this Letter Agreement and not defined herein shall have the meaning given such terms in the Employment Agreement.

1.
Employment Agreement Term. You and the Company acknowledge and agree that, notwithstanding anything to the contrary in the Employment Agreement, the Initial Term shall end on June 28, 2014 unless earlier terminated as provided in Section 6 of the 2003 Employment Agreement.

2.
Annual Base Salary. Effective as of June 29, 2008, your Annual Base Salary shall be payable at a rate of $2,500,000 per year, which rate of Annual Base Salary shall increase by not less than 5% as of the first day of each fiscal year of the Company commencing on or after June 27, 2009 during the Term.

3.
Annual Bonus. With respect to each fiscal year of the Company commencing on and after June 29, 2008 during the Term, your Maximum Bonus shall be equal to at least 200% of your Annual Base Salary. Such Annual Bonus shall be paid at the time bonuses are paid generally under the Bonus Plan but, in any event, no later than 90 days after the end of the applicable Contract Year.

4.
Contract Extension Bonuses. During the Term, in addition to any other Annual Bonuses, Retention Bonuses or other bonuses that may be payable to you pursuant to the 2003 Employment Agreement or the 2005 Letter Agreement, subject to the terms and conditions set forth below you shall be eligible to receive the following supplemental bonuses:

(a)
Extension Signing Bonus: Subject to your continued employment with the Company, as provided below (i) through June 28, 2008, you shall be paid a supplemental bonus in the amount of $3,500,000; (ii) through June 26, 2009, you shall be paid a supplemental bonus in the amount of $3,500,000; (iii) through July 3, 2010, you shall be paid a supplemental bonus in the amount of $3,000,000. Such amounts shall be paid within 45 days following each of the specified dates. If, prior to July 2, 2011, you are terminated by the Company for Cause or resign your employment with the Company other than for Good Reason you shall repay to the Company the full amount of all of the Extension Signing Bonuses previously paid to you pursuant to this Section 4(a). If, during the period beginning on July 3, 2011 and ending on June 28, 2014, you are terminated by the Company for Cause or resign your employment with the Company other than for Good Reason you shall repay to the Company an amount equal to the product of (x) $10 million and (y) the ratio of (i) the number of days that have expired between July 3, 2011 and the date of your termination of employment and (ii) 1092. Notwithstanding the above, if your employment with the Company is terminated by the Company without Cause or you resign your employment for Good Reason (including, without limitation, separation from employment due to a Change in Control) prior to June 28, 2014, the Company shall pay you the full amount of each Extension Signing Bonus set forth in this paragraph (to the extent not already paid) at the time such bonus would have been paid.

(b)
Service Bonuses: Subject to your continued employment with the Company, as provided below (i) through June 30, 2012, you shall be paid a supplemental bonus in the amount of $1,101,475; (ii) through June 29, 2013, you shall be paid a supplemental bonus in the amount of $1,101,475; (iii) through June 28, 2014, you shall be paid a supplemental bonus in the amount of $3,202,950. Such amounts shall be paid within 45 days following each of the specified dates. Notwithstanding the above, if your employment with the Company is terminated by the Company without Cause or you resign your employment for Good Reason (including, without limitation, separation from employment due to a Change in Control) prior to June 28, 2014, the Company shall pay you the full amount of each Service Bonus set forth in this paragraph (to the extent not already paid) at the time such bonus would have been paid.

(c)	Additional Performance Bonuses:

(i)
With respect to the Contract Year ending on June 30, 2012, you shall be eligible to receive an additional bonus under the Bonus Plan or otherwise in the maximum amount of $2,188,000 on the basis of the Company’s attainment of objective financial or other operating criteria established by the Committee in its sole discretion and in accordance with Code Section 162(m) and the regulations promulgated thereunder, such additional bonus to be paid at the time bonuses under the Bonus Plan are paid generally but, in any event, no later than 90 days after the end of the applicable Contract Year.

(ii)
With respect to the Contract Year ending on June 29, 2013, you shall be eligible to receive an additional bonus under the Bonus Plan or otherwise in the maximum amount of $2,188,000 on the basis of the Company’s attainment of objective financial or other operating criteria established by the Committee in its sole discretion and in accordance with Code Section 162(m) and the regulations promulgated thereunder, such additional bonus to be paid at the time bonuses under the Bonus Plan are paid generally but, in any event, no later than 90 days after the end of the applicable Contract Year.

(iii)
With respect to the Contract Year ending on June 28, 2014, you shall be eligible to receive an additional bonus under the Bonus Plan or otherwise in the maximum amount of $4,376,000 on the basis of the Company’s attainment of objective financial or other operating criteria established by the Committee in its sole discretion and in accordance with Code Section 162(m) and the regulations promulgated thereunder, such additional bonus to be paid at the time bonuses under the Bonus Plan are paid generally but, in any event, no later than 90 days after the end of the applicable Contract Year.

5.
Employment Agreement. You and the Company acknowledge and agree that, except as provided by this Letter Agreement, the 2003 Employment Agreement and the 2005 Letter Agreement shall remain in full force and effect.

6.
Section 409A. You and the Company acknowledge and agree that, to the extent applicable, this Letter Agreement shall be interpreted in accordance with, and you and the Company agree to use best efforts to achieve timely compliance with, Section 409A of the Internal Revenue Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), including without limitation any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of this Letter Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Letter Agreement may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify you for failure to do so) such limited amendments to this Letter Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Letter Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Letter Agreement or (b) comply with the requirements of Section 409A; provided, however, that the foregoing shall not reduce the total compensation to which you are entitled hereunder. Notwithstanding anything herein to the contrary, if at the time of your termination of employment you are a “specified employee” as defined in Section 409A (and any related regulations or other pronouncements thereunder) and the deferral of any payments otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company shall defer such payments (without any reduction in such payments ultimately paid or provided to you) until the date that is six months following your termination of employment (or the earliest date as is permitted under Section 409A).

7.
Severance Payments and Benefits. Section 7(b)(i) and 7(c)(i) of the 2003 Employment Agreement shall be amended to include as required severance payments (a) all Extension Signing Bonuses; (b) all Service Bonuses; and (c) all Additional Performance Bonuses, each as provided herein.

[signature page follows]

Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you and the Company. This Letter Agreement shall be governed and construed under the internal laws of the State of New York and may be executed in several counterparts.

Very truly yours,

____________________________
Lew Frankfort

Chairman and CEO

Agreed and Accepted:

____________________________
Reed Krakoff